Shanda Interactive Entertainment Limited

INSTRUMENT OF TRANSFER

FOR VALUE
RECEIVED	,	(amount)

We,	DBS Trustee Ltd, as Trustee for the Chi Feng Trust	of,	(transferor)

6 Shenton Way #14-01, DBS Building Tower One, Singapore 068809	,	(address)

hereby sell, assign and transfer unto	Shanda Investment International Limited	(transferee)

of	Beaufort House, P.O. Box 438, Road Town, Tortola, British Virgin Islands	(address)

198,000	(number of shares) Ordinary Shares

of	Shanda Interactive Entertainment Limited	(company name)

Dated this 21th day of October, 2011

Signed by the Transferor:	In the presence of:

/s/ Clarice Yong; Cecilia Kuak	/s/ May Lai
For and on behalf of	Witness
DBS Trustee Ltd. as Trustee for the Chi Feng
Trust

Signed by the Transferee:	In the presence of:

/s/ Danian Chen	/s/ Yingfeng Zhang
For and on behalf of	Witness
Shanda Investment International Limited